Exhibit 99.1

News Release	News Release

Magnum Hunter Resources Reports

First Quarter 2014 Financial and Operating Results

Reaffirming 2014 Year-End Exit-Rate Production

Guidance of 32,500 BOEPD (Post Planned Non-Core Asset Sales)

Current Eureka Hunter Midstream Throughput ~230,000 MMBtu/d

Houston, TX — (Marketwire) — May 9, 2014 — Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC; MHR.PRD; and MHR.PRE) (the “Company” or “Magnum Hunter”) announced today financial and operating results for the three months ended March 31, 2014.  The Company plans to file its Form 10-Q for the quarter ended March 31, 2014 with the Securities and Exchange Commission later today.  First quarter highlights of the Company’s financial and operating results include the following:

•                  Oil and gas revenues were $70.2 million for the quarter, a 103% increase over the prior-year quarter

•                  Midstream and marketing revenues were $31.6 million for the quarter, a 99% increase over the prior-year quarter

•                  Adjusted EBITDAX(a) was $38.9 million, an increase of 89% compared to the prior-year quarter

•                 Adjusted net loss(a) of ($0.15) per diluted share for the quarter

•                  Production from continuing operations of 14,796 BOEPD and adjusted production(b) of 17,241 BOEPD, a 59% increase over the prior-year quarter

•                  First dry gas Utica Shale well, the Stalder #3UH, tested at a peak rate of 32.5 MMCF/d (97% methane).  This is one of the highest rate Utica Shale wells in the dry gas part of the play drilled to date by any operator

•                  Throughput volumes on Eureka Hunter Pipeline System reached a record high, averaging 152,625 MMBtu/d during the quarter with a recent peak throughput rate of 230,109 MMBtu/d

•                  Expected capacity on Eureka Hunter Pipeline System grows to 1.2 Bcf/d upon completion of interconnects into Dominion Transmission, Texas Eastern Transmission Company and Rockies Express Pipeline

•                  Closed or announced in excess of $100 million of non-core asset sales year-to-date with over $125 million of additional planned non-core asset sales in process

•                  Recently increased borrowing base under the Company’s Senior Revolving Credit Facility by $92.5 million to $325.0 million.  The Company had total liquidity of $131.2 million, comprised of $98.8 million of availability under the Senior Revolving Credit Facility and $32.4 million of cash on hand as of May 6, 2014

(a)         See Non-GAAP Financial Measures and Reconciliations below

(b)         Adjusted production includes production from continuing operations and 2,445 BOEPD of production from discontinued operations

Financial and Operating Results for the Three Months Ended March 31, 2014

Magnum Hunter reported an increase in oil and gas revenues of 103% to $70.2 million for the three months ended March 31, 2014, compared with $34.6 million for the three months ended March 31, 2013. The increase in oil and gas revenues resulted principally from (i) increases in the Company’s oil and natural gas production as a result of its expanded drilling efforts in the Company’s core areas of operations in the Marcellus Shale and Utica Shale plays and (ii) higher average realized commodity prices for the period.  Midstream and marketing revenues also increased to $31.6 million or 99% for the three months ended March 31, 2014, compared to $15.9 million for the three months ended March 31, 2013.  The increase in midstream and marketing revenues was principally due to (i) increased throughput volumes on the Eureka Hunter Pipeline System and (ii) increased third-party gas marketing volumes.

The Company reported a net loss of ($76.5) million attributable to common shareholders, or ($0.44) per basic and diluted common shares outstanding, for the three months ended March 31, 2014, compared with a net loss of ($57.7) million, or ($0.34) per basic and diluted common shares outstanding, for the three months ended March 31, 2013.  When adjusted for a combination of certain non-recurring and non-cash items, the Company’s adjusted net loss attributable to common shareholders for the three months ended March 31, 2014 was ($0.15) per basic and diluted common shares outstanding (see Non-GAAP Financial Measures and Reconciliations below).

For the three months ended March 31, 2014, Magnum Hunter’s Adjusted Earnings Before Interest, Income Taxes, Depreciation, Amortization and Exploration (“Adjusted EBITDAX”) was $38.9 million, compared with $20.6 million for the three months ended March 31, 2013 (See Non-GAAP Financial Measures and Reconciliations below), an increase of 89%.  The increase in Adjusted EBITDAX was due primarily to (i) an overall production increase as a result of the Company’s expanded drilling operations in its core areas of operations in the Marcellus Shale and Utica Shale plays and (ii) higher average realized commodity prices during the period. However, higher lease operating expenses (“LOE”) per barrel of oil equivalent (“BOE”) partially offset these increases. The increase in LOE per BOE was primarily due to (i) higher costs in the Appalachian region due to increased liquids production which generally have higher LOE per BOE than natural gas production, (ii) higher gas transportation reservation charges and (iii) increased non-recurring well work-over expenses in the Williston Basin. The Company anticipates LOE in the Williston Basin to decrease over time due to increased efficiencies at the field level which continue to be implemented.  Recurring general and administrative expenses per BOE for the three months ended March 31, 2014 decreased 55% to $5.35 per BOE from $11.89 per BOE during the three months ended March 31, 2013, primarily due to (i) production increases during the period and (ii) reduced reliance on third-party consultants (See Non-GAAP Financial Measures and Reconciliations below).  The Company anticipates that its reliance on third-party consultants will continue to decrease, thus reducing its recurring general and administrative expenses per BOE.

Oil and gas production increased 102% for the three months ended March 31, 2014 to 1.332 million BOE (“MMBoe”) or an average of 14,796 BOE per day (“Boe/d”) (46% oil/liquids), compared with production of 659 thousand BOE (“MBoe”) or an average of 7,322 Boe/d for the three months ended March 31, 2013.  The increase in production was attributable primarily to the Company’s expanded drilling program in its core areas of operations in the Marcellus and Utica Shale plays. For the three months ended March 31, 2014, adjusted production, which includes production from continuing operations and production from discontinued operations of 2,445 Boe/d, increased 59% to 17,241 Boe/d(b)  compared with 10,870 Boe/d for the three months ended March 31, 2013.

2014 Significant Divestitures

This year to-date, Magnum Hunter has completed or announced several non-core asset divestitures resulting in proceeds or expected proceeds in excess of $100 million, before customary purchase price adjustments. The Company divested its remaining South Texas properties in Atascosa County to New Standard Energy for a purchase price of $24.5 million ($15.0 million in cash and $9.5 million in stock of New Standard Energy), monetized its properties in Alberta, Canada for CAD$9.5 million (approximately US$8.7 million) and announced the execution of a definitive agreement for CAD$75 million ( approximately US$67.5 million) for the sale of its properties in the Tableland Field in Saskatchewan, Canada which is anticipated to close next week.  The Company continues to actively focus on divesting certain non-core assets and anticipates additional announcements to that effect in the coming months.

Capital Expenditures and Liquidity

Magnum Hunter’s total upstream and midstream capital expenditures, including leasehold acquisitions, were $92.7 million for the three months ended March 31, 2014.  Total upstream capital expenditures for the three months ended March 31, 2014 were $48.0 million, consisting of $11.6 million for the Williston Basin, $35.9 million for the Appalachian region and $0.5 million for the South Texas region (all such expenditures in the South Texas regions were included in purchase price adjustments in connection with the sale to New Standard Energy of the Eagle Ford assets).  Leasehold acquisition expenditures for the three months ended March 31, 2014, were $10.4 million, primarily in the Utica Shale and Marcellus Shale plays. Total midstream capital expenditures for the period were $30.6 million.

Magnum Hunter believes that its internally generated cash flows, borrowing base availability (and future anticipated borrowing base increases) under its Senior Revolving Credit Facility, and additional liquidity sources, including but not limited to proceeds from non-core asset sales and potential capital market financings, will provide it with sufficient liquidity to fund its fiscal 2014 capital budget.  As of May 6, 2014, the Company had total liquidity of approximately $131.2 million, comprised of approximately $32.4 million of cash and $98.8 million of borrowing availability under its Senior Revolving Credit Facility. To further enhance its liquidity, the Company is actively pursuing additional non-core asset sales, which the Company expects to close throughout the remainder of 2014.

Operations

During the quarter ended March 31, 2014, the Company commenced or participated in the drilling of a total of 9 gross wells, of which 5 were operated by the Company. The Company had a 100% success rate on the 22 wells in which it had a working interest that were completed in the first quarter of 2014.

The table below summarizes the Company’s gross drilling activities by area for the first quarter of 2014:

	First Quarter 2014
	Total Drilled Wells	Operated Wells	Completed Wells	Awaiting Frac

Marcellus Shale	3	3	8	5
Utica Shale	2	2	1	1
Williston Basin	4	0	13	4
Total	9	5	22	10

Currently, the Company is running 4 drilling rigs (2 operated and 2 non-operated rigs). Of these 4 rigs, 2 rigs (2 operated) are drilling wells in the Marcellus Shale and Utica Shales in West Virginia and Ohio, and 2 non-operated rigs are drilling wells in the Williston Basin/Bakken Shale in North Dakota.

Marcellus Shale and Utica Shale

During the first quarter of 2014, the Company completed the drilling of 5 gross (5 net) wells and completed 9 gross (6 net) wells in the Marcellus Shale and Utica Shale plays. Of these wells, 2 gross (1 net) on the Stalder Pad are shut-in to allow for further development, 4 gross (2 net) are drilling out plugs for flowback, and 3 gross (3 net) of the completed wells are currently flowing to sales via the Eureka Hunter Pipeline System. The Company’s net production in the first quarter of 2014 attributable to Triad Hunter, LLC’s operations was approximately 63.1 Mcfe/d, a 142% increase over such production during the first quarter of 2013.

The Company’s first dry gas Utica Shale well, the Stalder #3UH (47% working interest) located on the Stalder Pad (18 potential wells) in Monroe County, Ohio, was placed on production in February 2014 and produced for approximately 45 days before being shut-in. The well tested at a peak rate of 32.5 MMCF of natural gas per day on an adjustable rate choke with 4,300 psi FCP.  The well is currently shut-in to allow for the drilling of four new Utica wells on this pad.

Our first Marcellus Shale well drilled on the Stalder Pad, the Stalder #2MH, has been drilled and cased, and fracture stimulation was completed in late March 2014.  The Stalder #2MH was drilled and cased to a true vertical depth of 6,070 feet with a 5,474 foot horizontal lateral, and was fracture stimulated with 28 stages.  The Stalder #2MH well peak test rates during flow-back were 3,707 Mcf of natural gas per day and 312 Bbl of condensate per day. The well produced for approximately 16 days with average daily production of 2,772 Mcf of natural gas per day and 266 Bbls of condensate per day before being shut-in.  This well has also been shut-in as the Company prepares to drill additional Utica wells on the Stalder Pad.

The Company drilled and completed three ~100% owned wells located on the Ormet Pad in Monroe County, Ohio. These wells were drilled and cased to an average vertical depth of 5,900 feet with a 3,900 foot average horizontal lateral. The Ormet wells tested at a combined rate of 11.7 MMcf of natural gas and 1,788 Bbl of condensate per day or 3,738 barrels of oil equivalent per day.  These wells began flowing to sales through the Eureka Hunter Pipeline System on May 6, 2014.

The Company drilled and cased three Marcellus Shale wells, the Stewart Winland #1301, #1302, and #1303, to an average true vertical depth of 6,155 feet with a 5,750 foot average horizontal lateral.  The Company is currently drilling the pilot hole for its first Utica well in the State of West Virginia, the Stewart Winland #1300, to a true vertical depth of 10,750 feet. The Company will then plug back and drill a 5,500 foot Utica horizontal lateral.  The Company expects to report initial production test rates from these four 100% owned wells in late-summer 2014.

The Company drilled and cased the Farley #1306H to a true vertical depth of 7,850 feet with a 6,313 foot horizontal lateral.  The Company has also drilled and cased the Farley #1304H well to a true vertical depth of 7,914 feet with a 5,400 foot horizontal lateral.  The Company will begin fracture stimulation of both these two 100% owned Utica wells later this year since there is currently no pipeline connection.

On the WVDNR Pad located in Wetzel County, West Virginia, the Company has drilled and cased three 100% owned Marcellus Shale wells, the WVDRN #1207, #1208 and #1209.  The wells were drilled and cased to an average vertical depth of 7,500 feet with a 3,800 foot average horizontal lateral. The Company released initial test rates for these wells on April 15, 2014. Since that date, the wells have continued to clean up and production has significantly improved. The WVDNR #1207, #1208 and #1209 recently tested at peak rates of 9,575 Mcf/d with 17 bbl/d of condensate, 9,208 Mcf/d with 18 bbl/d of condensate and 10,005 Mcf/d with 19 bbl/d of condensate, respectively.

Williston Basin

During the first quarter of 2014, the Company participated in the drilling of 4 gross (0.7 net) non-operated wells in the Bakken/Three Forks Sanish formations in North Dakota.  During the first quarter, (i) one operated one-mile lateral well was completed in the Middle Bakken formation, with an average IP 24-hour rate of 223 Boe/d and an average IP 30-day rate of 186 Boe/d at a 35% water cut, (ii) four non-operated two-mile lateral wells were completed in the Middle Bakken formation, with an average IP 24-hour rate of 534 Boe/d and an average IP 7-day rate of 452 Boe/d, (iii) one non-operated three-mile lateral well was completed in the Middle Bakken formation, with an average IP 24-hour rate of 949 Boe/d and an average IP 7-day rate of 696 Boe/d, and (iv) seven non-operated two-mile lateral wells were completed in the Three Forks Sanish formation with an average IP 24-hour rate of 544 Boe/d and an average IP 7-day rate of 488 Boe/d.  At the end of the first quarter of 2014, 4 gross (1.0 net) Company wells were drilling or waiting on fracture stimulation in North Dakota.

A third-party has been engaged to gather and transport oil from certain of the Company’s non-operated wells in Divide County, North Dakota to the Colt Hub in Epping, North Dakota. The Company expects approximately 51 existing wells combined with 18 wells currently planned to be drilled under the 2014 drilling program will be connected to the gathering system, which is expected to be fully operational by September 2014. A truck terminal will also be constructed and connected to the gathering system to minimize oil hauling costs from wells not connected to the gathering system.

At the end of the first quarter 2014, operating partners have electrified approximately 113 gross wells or approximately 42% of Bakken Hunter, LLC’s total well count.  This initiative has improved pumping efficiencies and reduced downtime.  Approximately 125 gross wells have now been connected into the Oneok gas gathering system in North Dakota. The Company estimates current net throughput volumes on this system at approximately 1,000 Mcf/d and 170 barrels of NGLs, or 340 Boe/d net to the Company.

Eureka Hunter

Eureka Hunter Pipeline, LLC (“Eureka Hunter”) recently achieved a peak throughput rate of 236,127 MMBtu/d in April 2014. With the completion of expansion projects currently under construction, the Company expects the Eureka Hunter Pipeline System will have a throughput capacity of 1.2 Bcf/d by the end of 2014. Eureka Hunter has connected a significant amount of new Marcellus Shale production volumes from several Triad Hunter, LLC and third-party wells located in Tyler and Wetzel Counties, West Virginia into the Eureka Hunter Pipeline System. Eureka Hunter has also begun gathering Utica Shale formation gas in eastern Ohio.

Eureka Hunter is in the process of installing liquids stabilization equipment and loading facilities near its Ohio River crossing near Sardis, Ohio, which should be in service by the end of June 2014.  To accommodate significant gas volume increases and to reduce line pressure for producers, Eureka Hunter has added 5,600 HP of mainline compression at its Carbide facility in Wetzel County, West Virginia.

The new Marcellus Shale volumes flowing into Eureka Hunter’s gathering system are coupled with the addition of dry gas Utica Shale production in Ohio from various third-party producers and Triad Hunter, LLC. Eureka Hunter expects to connect significant volumes of new Utica Shale production throughout 2014 as new wells are brought on line.

The build out of Eureka Hunter’s gathering system in Ohio continues to progress. The first lateral completed in Ohio was a 20-inch extension from the Ohio River past Triad Hunter, LLC’s Stalder Pad extending approximately 11 miles to the west to gather gas from Eclipse Resources’ Tippens pad site.  This line is initially gathering dry gas Utica Shale production and was put into service in December 2013.  Eureka Hunter’s second Ohio line, the “Ormet lateral”, is also a 20-inch line, and has just recently gone operational.

Other Eureka Hunter pipeline construction projects slated for 2014 include a northerly extension to interconnect with Rocky Mountain Express, Texas Eastern Transmission and Dominion Transmission, near Clarington, Ohio.  Eureka Hunter also plans to connect Marcellus Shale rich gas production for delivery to the Blue Racer Natrium plant in Marshall County, West Virginia. Additionally, Eureka Hunter is constructing a residue gas line extension from the MarkWest Mobley gas processing facilities’ tailgate to Columbia Gas near Smithfield, West Virginia.  This new residue line will provide a competitive advantage for producers previously limited to one take away pipeline and its related gas markets. The Company’s goal is to have as many production take-away outlets for the system as possible.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “The Company is continuing to make good progress on our game plan of growing production, proved reserves along with our leasehold inventory in both the Marcellus and Utica Shale plays, while at the same time increasing midstream volume throughput and continuing divesting of non-core assets. All of these events are improving our performance metrics on realizing our highest returns on capital deployed. The significant increase in natural gas prices over the past five months is occurring at the same time as our percentage of natural gas production to our overall mix is quickly expanding. We also continue to reduce our general and administrative costs which were abnormally high last year due to the accounting and legal issues revolving around our dismissal of our prior accounting firm. We are anxiously awaiting the completion operations of the most southern Utica test, Stewart Winland #1300, in the entire play located in Tyler County, West Virginia. This new data point will significantly enhance the prospects for our existing southeastern leasehold position.”

Non-GAAP Financial Measures

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release.

Magnum Hunter defines adjusted income (loss) as reported net income (loss) attributable to common shareholders, plus non-recurring and non-cash items which include (1) exploration, (2) impairment of proved oil and gas properties, (3) non-cash stock compensation expense, (4) non-cash 401k matching expense, (5) non-recurring transaction and other expense, (6) unrealized (gain) loss on investments, (7) interest expense — fees, (8) unrealized (gain) loss on derivatives, (9) (gain) loss on sale of assets, (10) income tax expense (benefit), (11) (gain) loss from sale of discontinued operations and (12) income from discontinued operations.

Magnum Hunter defines Adjusted EBITDAX as net income (loss) from continuing operations before (1) net interest expense, (2) (gain) loss on sale of assets, (3) depletion, depreciation, amortization and accretion, (4) impairment of proved oil and gas properties, (5) exploration, (6) non-cash stock compensation expense, (7) non-cash 401k matching expense, (8) non-recurring transaction and other expense, (9) unrealized (gain) loss on investments, (10) income tax expense (benefit) and (11) unrealized (gain) loss on derivatives.  Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.

Magnum Hunter defines recurring cash G&A as total general and administrative expenses before (1) non-cash stock compensation and (2) transaction and other non-recurring expense.

Management believes these non-GAAP financial measures facilitate evaluation of the Company’s business on a “normalized” or recurring basis and without giving effect to certain non-cash expenses and other items, thereby providing management, investors and analysts with comparative information for evaluating the Company in relation to other oil and gas companies providing corresponding non-GAAP financial measures.  These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP, and that the reconciliations to the closest corresponding GAAP measure should be reviewed carefully.

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of West Virginia, Ohio and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale and Williston Basin/Bakken Shale.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•                  annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;

•                  the most recent version of the Company’s Investor Presentation slide deck;

•                  announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;

•                  press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•                  corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED RESULTS OF OPERATIONS  (Continuing Operations)

	Three Months Ended March 31,
	2014	2013
Oil and natural gas revenue and production
Revenues (in thousands, U.S. Dollars)
Oil	$34,272	$25,572
Natural gas	24,130	8,453
NGL	11,770	616
Total oil and natural gas sales	$70,172	$34,641

Production
Oil (MBbl)	413	295
Natural gas (MMcf)	4,307	2,097
NGL (MBoe)	200	15
Total (MBoe)	1,332	659
Boe/d	14,796	7,322

Average prices (U.S. Dollars)
Oil (per Bbl)	$82.89	$86.79
Natural gas (per Mcf)	$5.60	$4.03
NGL (per Boe)	$58.75	$41.43
Total average price (per Boe)	$52.70	$52.57

Costs and expenses (per Boe)
Lease operating expense	$14.99	$11.64
Severance tax and marketing	$4.19	$4.30
Exploration expense	$10.54	$45.12
Impairment of proved oil and natural gas property	$—	$—
General and administrative expense	$11.47	$30.31
Depletion, depreciation and accretion	$22.08	$26.23

Other segments (in thousands)
Natural gas transportation, gathering, processing and marketing revenues	$31,649	$15,896
Natural gas transportation, gathering, processing and marketing expenses	$29,999	$13,431
Oilfield services revenues	$5,621	$3,693
Oilfield services expenses	$3,947	$3,335

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$64,452	$41,713
Restricted cash	5,000	5,000
Accounts receivable:
Oil and natural gas sales	28,698	25,099
Joint interests and other, net of allowance for doubtful accounts of $101 at March 31, 2014 and $196 at December 31, 2013	34,010	30,582
Derivative assets	35	608
Inventory	4,052	7,158
Investments	11,436	2,262
Prepaid expenses and other assets	3,471	2,938
Assets held for sale	5,018	5,366
Total current assets	156,172	120,726

PROPERTY, PLANT AND EQUIPMENT
Oil and natural gas properties, successful efforts method of accounting, net	1,221,298	1,224,659
Gas transportation, gathering and processing equipment and other, net	317,187	289,420
Total property, plant and equipment, net	1,538,485	1,514,079

OTHER ASSETS
Deferred financing costs, net of amortization of $9,511 at March 31, 2014 and $9,735 at December 31, 2013	17,738	20,008
Derivative assets, long-term	585	25
Intangible assets, net	6,029	6,530
Goodwill	30,602	30,602
Assets held for sale	142,349	162,687
Other assets	1,893	1,994
Total assets	$1,893,853	$1,856,651

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2014	December 31, 2013
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of notes payable	$5,372	$3,804
Accounts payable	136,740	107,837
Accounts payable to related parties	451	23
Accrued liabilities	68,245	44,629
Revenue payable	11,317	6,313
Derivative liabilities	5,276	1,903
Liabilities associated with assets held for sale	20,159	12,865
Other liabilities	2,456	6,491
Total current liabilities	250,016	183,865

NONCURRENT LIABILITIES
Long-term debt	891,534	876,106
Asset retirement obligations	16,546	16,163
Derivative liabilities, long-term	72,611	76,310
Other long-term liabilities	2,218	2,279
Long-term liabilities associated with assets held for sale	12,983	14,523
Total liabilities	1,245,908	1,169,246

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK
Series C Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”), cumulative dividend rate 10.25% per annum, 4,000,000 authorized, 4,000,000 issued and outstanding as of March 31, 2014 and December 31, 2013, respectively, with liquidation preference of $25.00 per share	100,000	100,000
Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC (the “Eureka Hunter Holdings Series A Preferred Units”), cumulative distribution rate of 8.0% per annum, 10,182,540 and 9,885,048 issued and outstanding as of March 31, 2014 and December 31, 2013, respectively, with liquidation preference of $206,520 and $200,620 as of March 31, 2014 and December 31, 2013, respectively	142,275	136,675
	242,275	236,675
SHAREHOLDERS’ EQUITY
Preferred Stock of Magnum Hunter Resources Corporation, 10,000,000 shares authorized, including authorized shares of Series C Preferred Stock
Series D Cumulative Preferred Stock (“Series D Preferred Stock”), cumulative dividend rate 8.0% per annum, 5,750,000 authorized, 4,424,889 issued and outstanding as of March 31, 2014 and December 31, 2013, respectively, with liquidation preference of $50.00 per share	221,244	221,244
Series E Cumulative Convertible Preferred Stock (“Series E Preferred Stock”), cumulative dividend rate 8.0% per annum, 12,000 authorized, 3,803 issued and 3,722 outstanding as of March 31, 2014 and December 31, 2013, respectively, with liquidation preference of $25,000 per share	95,069	95,069
Common stock, $0.01 par value per share, 350,000,000 shares authorized, and 177,331,297 and 172,409,023 issued, and 176,416,345 and 171,494,071 outstanding as of March 31, 2014 and December 31, 2013, respectively	1,773	1,724
Additional paid in capital	767,645	733,753
Accumulated deficit	(662,853)	(586,365)
Accumulated other comprehensive loss	(22,305)	(19,901)
Treasury Stock, at cost:
Series E Preferred Stock, 81 shares as of March 31, 2014 and December 31, 2013	(2,030)	(2,030)
Common stock, 914,952 shares as of March 31, 2014 and December 31, 2013	(1,914)	(1,914)
Total Magnum Hunter Resources Corporation shareholders’ equity	396,629	441,580
Non-controlling interest	9,041	9,150
Total shareholders’ equity	405,670	450,730
Total liabilities and shareholders’ equity	$1,893,853	$1,856,651

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
REVENUES AND OTHER
Oil and natural gas sales	$70,172	$34,641
Natural gas transportation, gathering, processing, and marketing	31,649	15,896
Oilfield services	5,621	3,693
Other revenue	2	4
Total revenue	107,444	54,234
OPERATING EXPENSES
Lease operating expenses	19,956	7,668
Severance taxes and marketing	5,574	2,832
Exploration	14,029	29,733
Natural gas transportation, gathering, processing, and marketing	29,999	13,431
Oilfield services	3,947	3,335
Depletion, depreciation, amortization and accretion	29,408	17,288
Loss (gain) on sale of assets, net	3,459	(19)
General and administrative	15,272	19,977
Total operating expenses	121,644	94,245

OPERATING LOSS	(14,200)	(40,011)

OTHER INCOME (EXPENSE)
Interest income	45	57
Interest expense	(23,849)	(18,701)
Gain (loss) on derivative contracts, net	347	(7,491)
Other expense	(244)	(216)
Total other expense, net	(23,701)	(26,351)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(37,901)	(66,362)
Income tax benefit	—	4,899
LOSS FROM CONTINUING OPERATIONS, NET OF TAX	(37,901)	(61,463)
Income from discontinued operations, net of tax	3,362	16,763
Loss on disposal of discontinued operations, net of tax	(27,162)	—
NET LOSS	(61,701)	(44,700)
Net loss attributed to non-controlling interests	109	503
LOSS ATTRIBUTABLE TO MAGNUM HUNTER RESOURCES CORPORATION	(61,592)	(44,197)
Dividends on preferred stock	(14,896)	(13,488)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(76,488)	$(57,685)
Weighted average number of common shares outstanding, basic and diluted	172,146,431	169,624,616
Loss from continuing operations per share, basic and diluted	$(0.30)	$(0.44)
Income from discontinued operations per share, basic and diluted	(0.14)	0.10
NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.44)	$(0.34)

AMOUNTS ATTRIBUTABLE TO MAGNUM HUNTER RESOURCES CORPORATION
Loss from continuing operations, net of tax	$(37,792)	$(60,960)
Income (loss) from discontinued operations, net of tax	(23,800)	16,763
Net loss	$(61,592)	$(44,197)

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(61,701)	$(44,700)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization and accretion	29,408	35,092
Exploration	13,712	29,353
Share-based compensation	1,061	6,250
Cash paid for plugging wells	(22)	—
Loss (gain) on sale of assets	31,238	(19)
Unrealized (gain) loss on derivative contracts	(2,631)	8,447
Unrealized loss on investments	246	606
Amortization and write-off of deferred financing costs and discount on Senior Notes included in interest expense	3,621	857
Deferred tax benefit	—	(4,854)
Changes in operating assets and liabilities:
Accounts receivable, net	(7,828)	(2,865)
Inventory	3,246	(506)
Prepaid expenses and other current assets	(562)	(269)
Accounts payable	(26,020)	30,115
Revenue payable	4,841	5,580
Accrued liabilities	15,268	14,534
Net cash provided by operating activities	3,877	77,621
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures and advances	(39,127)	(144,534)
Change in deposits and other long-term assets	(107)	57
Proceeds from sales of assets	16,415	40
Net cash provided by (used in) investing activities	(22,819)	(144,437)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from sale of common shares	28,897	—
Net proceeds from sale of preferred shares	—	10,264
Equity issuance costs	—	(109)
Proceeds from sale of Series A convertible preferred units in Eureka Hunter Holdings, LLC	3,920	—
Proceeds from exercise of warrants and options	3,983	—
Preferred stock dividend	(10,770)	(9,657)
Repayments of debt	(84,683)	(993)
Proceeds from borrowings on debt	101,616	101,366
Deferred financing costs	(1,331)	(445)
Change in other long-term liabilities	24	(36)
Net cash provided by financing activities	41,656	100,390
Effect of changes in exchange rate on cash	25	(21)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22,739	33,553
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	41,713	57,623
CASH AND CASH EQUIVALENTS, END OF PERIOD	$64,452	$91,176

Magnum Hunter Resources Reconciliations (Unaudited)

Adjusted Loss per Common Share Reconciliation

	Three Months Ended
	March 31,
($ in thousands)	2014	2013

Net income (loss) attributable to common shareholders - reported	$(76,488)	$(57,685)

Non-recurring and non-cash items:
Exploration expense	$14,029	$29,733
Impairment of proved oil and gas properties	$—	$—
Non-cash: stock compensation expense	$1,061	$6,250
Non-cash: 401k matching expense	$298	$125
Non-recurring transaction and other expense	$7,090	$5,890
Unrealized (gain) loss on investments	$302	$606
Interest expense - fees	$3,621	$857
Unrealized (gain) loss on derivatives	$(2,631)	$8,447
(Gain) loss on sale of assets	$3,459	$(19)
Income tax (benefit)	$—	$(4,899)
(Gain) loss from sale of discontinued operations	$27,162	$—
Income from discontinued operations	$(3,362)	$(16,763)

Total non-recurring and non-cash items	$51,029	$30,227

Net income (loss) attributable to common shareholders - as adjusted	$(25,459)	$(27,458)

Net income (loss) attributable to common shareholders - as adjusted	$(0.15)	$(0.16)

Weighted Average Shares	172,146,431	169,624,616

Adjusted EBITDAX Reconciliation

	Three Months Ended
	March 31,
($ in thousands)	2014	2013

Net income (loss) from continuing operations	$(37,901)	$(61,463)
Net Interest expense	$23,804	$18,644
(Gain) loss on sale of assets	$3,459	$(19)
Depletion, depreciation, amortization and accretion	$29,408	$17,288
Impairment of proved oil and gas properties	$—	$—
Exploration expense	$14,029	$29,733
Non-cash stock compensation expense	$1,061	$6,250
Non-cash 401k matching expense	$298	$125
Non-recurring transaction and other expense	$7,090	$5,890
Unrealized (gain) loss on investments	$302	$606
Income tax (benefit)	$—	$(4,899)
Unrealized (gain) loss on derivatives	$(2,631)	$8,447
Total Adjusted EBITDAX	$38,919	$20,602

Recurring Cash G&A Reconciliation

	Three Months Ended
	March 31,
($ in thousands)	2014	2013

Total G&A	$15,272	$19,977

Adjustments:
Non-cash stock compensation	$1,061	$6,250
Acquisition and other non-recurring expense	$7,090	$5,890
Recurring Cash G&A	$7,121	$7,837

Recurring Cash G&A Per BOE	$5.35	$11.89

Contact:

Cham King

AVP, Investor Relations

ir@magnumhunterresources.com

(832) 203-4560